Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-104444) and on Form S-8 (No.333-102457, 333-102362, 333-87778, 333-75242, 333-75226, 333-75238, 333-75050, 333-103765 and 333-105804) of Prudential Financial, Inc. of our report dated February 28, 2006 relating to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 28, 2006